Exhibit 10.29

[Execution Copy]

EMPLOYMENT AGREEMENT

(John G. Figueroa)

EMPLOYMENT AGREEMENT (this “Agreement”) dated November 29, 2012 by and between Apria Healthcare Group Inc., a Delaware corporation (the “Company”), and John G. Figueroa (“Executive”).

WHEREAS, commencing on the Effective Date, the Company and its subsidiaries and the Company’s parent, Apria Holdings LLC, a Delaware limited liability company (“Holdings”), desire to employ Executive and desire to enter into an agreement embodying the terms of such employment;

WHEREAS, Executive desires to be employed by the Company and Holdings, on the terms and subject to the conditions more fully set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company and certain of its affiliates for a period commencing on November 29, 2012 (or such earlier date as agreed between the Company and Executive, the “Effective Date”) and ending on the fifth anniversary of the Effective Date (the “Employment Term”), on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing on such fifth anniversary and on each anniversary thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior Notice before the next Extension Date that the Employment Term shall not be so extended.

2. Position.

(a) During the Employment Term, Executive shall serve (i) as the Chief Executive Officer of the Company and Holdings, (ii) subject to the vote of applicable equityholders, as a member of the Company and Holdings’ boards of directors and (iii) unless otherwise determined by the board of directors of the Company (the “Board”), as Chairman of the Board. In such position, Executive shall report directly to the Board and shall have such duties and authority as shall be determined from time to time by the Board consistent with such title, duties and responsibilities, including reporting responsibilities.

(b) During the Employment Term, Executive will devote Executive’s business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or materially interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, (i) from engaging in charitable and civic activities, including accepting appointment to or continuing to serve on any board of directors or trustees of any charitable organization or (ii)

from continuing to, or subject to the prior approval of the Board (which shall not be unreasonably withheld), from accepting appointment to serve on any board of directors or trustees of any business corporation; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8. Executive currently serves on the boards of Reliance Steel and Aluminum Company

(c) Executive’s principal work location will be in the Denver metropolitan area and he will be required to, no later than July, 2013, relocate his principal residence to the Denver metropolitan area. Executive shall be entitled to reimbursement by the Company of all reasonable and customary out-of-pocket expenses associated with relocating Executive’s family residence from the Cincinnati, Ohio area to Denver, Colorado, including all reasonable closing costs associated with the sale of the residence in Ohio (including, but not limited to, reasonable real estate commission, survey, title insurance, attorney’s fees); all reasonable closing costs associated with the purchase of a residence in the Denver area (including, but not limited to, reasonable inspections, attorney fees, survey, title insurance, and mortgage-related fees and reasonable expenses such as points, processing fees, underwriting fees, application and appraisal fees); the packing and movement of household goods and vehicles; transportation and hotel and food expenses for Executive and his spouse associated with up to two (2) house-hunting trips to Denver; and reasonable temporary living in Denver and commuting expenses from San Francisco incurred during transition for up to seven months following the Effective Date, and, without limiting the foregoing, in accordance with the Company’s policies and procedures governing relocation of executives. To the extent than any reimbursements under this Section 2(c) result in taxable income to Executive, then Executive shall be fully grossed-up for applicable federal, state and local taxes upon such reimbursements. The Company’s headquarters is expected to remain in the greater Los Angeles metropolitan area.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $750,000, payable in each case in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” Executive shall receive performance reviews from the Board on a no less than annual basis.

(b) Annual Bonus. During each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) in such amount, if any, as may be determined in the sole discretion of the Board, calculated in accordance with the Company’s annual bonus plan from time to time and based on the achievement of performance objectives and targets adopted by the Board after consultation with Executive. With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn a target Annual

Bonus of not less than 100 percent (100%) of Executive’s Base Salary (the “Target Annual Bonus”) and a maximum Annual Bonus of not less than 200 percent (200%) of Executive’s Base Salary. The Annual Bonus, if any, shall be paid to Executive within two and one-half (2.5) months after the end of the applicable fiscal year.

4. Equity Arrangements. Simultaneously with the execution of this Agreement, Holdings is entering into arrangements with regard to Executive’s equity arrangements with Holdings.

5. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.

6. Business Expenses. During the Employment Term and in accordance with Company policy, Executive shall be entitled to be reimbursed for reasonable and customary business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder.

7. Termination. The Employment Term and Executive’s employment hereunder may be terminated by the Company at any time and for any reason upon Notice to Executive and by Executive upon at least 60 days’ advance Notice of any such resignation of Executive’s employment, other than as a result of Executive’s death. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

(a) By the Company with Cause or By Executive Other Than as a Result of a Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company with Cause and shall terminate automatically upon the effective date of Executive’s resignation other than as result of a Constructive Termination (as defined in Section 7(c)(ii)).

(ii) For purposes of this Agreement, “Cause” shall mean Executive has (i) committed willful misconduct in the performance of his duties hereunder; (ii) engaged in or committed theft, fraud or other illegal conduct; (iii) willfully failed to substantially perform his duties for a 30-day period after written demand for substantial performance that refers to this paragraph and is delivered by the Company that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties and provides reasonable instructions on how the Executive can substantially perform his duties (this subsection (iii) will not apply to any failure resulting from the Executive’s complete or partial incapacity due to demonstrable physical illness or disability); (iv) refused or demonstrated an unwillingness to reasonably cooperate in good faith with any Company or government investigation or provide testimony therein (other than such failure resulting from Executive’s disability); (v) willfully committed substantial and material insubordination in response to clear instructions from the Board; (vi) engaged in or committed any willful act that is likely to and which does in fact have the effect of injuring the reputation or business of the Company; (vii) willfully violated his fiduciary duty or his duty of loyalty to the Company or the Company’s Code of Ethical Business Conduct in any material respect; (viii) used alcohol or drugs (other than drugs prescribed to Executive by a physician and used by Executive for their intended purpose for which they had been prescribed) in a manner which materially and repeatedly interferes with the performance of his duties hereunder or which has the effect of materially injuring the reputation or business of the Company; or (ix) engaged in or committed a material breach of this Agreement for a 30-day period after written notification is delivered by the Company that specifically refers to this paragraph and identifies the manner in which the Company believes Executive has materially breached this Agreement. In no event shall the Executive be considered to have been terminated for “Cause” unless the Company delivers a written notice of termination to the Executive identifying in reasonable detail the acts or omissions constituting “Cause” and the provision of this Agreement relied upon. For the avoidance of doubt, mere failure of the Company to achieve any performance goals shall not constitute “Cause.” For purposes of the foregoing sentence of this paragraph, no act, or failure to act, on Executive’s part shall be considered willful unless done or omitted to be done, by him not in good faith or without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without delivery to Executive of a notice of termination approved by a majority of the Board (other than Executive) stating that in the good faith opinion of the required majority of the Board (other than Executive), Executive has engaged in or committed conduct of the nature described in this paragraph, and specifying the particulars thereof in detail.

(iii) If Executive’s employment is terminated by the Company with Cause, or if Executive resigns other than as a result of a Constructive Termination, Executive shall be entitled to receive:

(A) the Base Salary accrued through the date of termination, payable within fifteen days following the date of such termination;

(B) any Annual Bonus in respect of the immediately preceding fiscal year if not previously paid, which Annual Bonus shall be payable in accordance with Section 3(b) so long as Executive’s employment was not terminated by the Company with Cause (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such amount shall be paid in full at the earliest such time as is provided under such arrangement); and

(C) such fully vested and non-forfeitable Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company with Cause or resignation by Executive other than as a result of a Constructive Termination, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated, after providing Executive reasonable accommodation, and is therefore unable, for a period of six consecutive months or for an aggregate of twelve months in any twenty-four consecutive month period, to perform Executive’s duties. The period of six months shall be deemed continuous unless Executive returns to work for a period of at least 30 consecutive days during such period and competently performs his job duties and responsibilities during such period. Such incapacity is hereinafter referred to as “Disability”. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third qualified independent physician which third such physician shall make such determination. The determination of Disability made by such physician in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement and any other agreement between the Company and Executive that incorporates the definition of “Disability”.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights; and

(B) a pro rata portion of an Annual Bonus (if otherwise payable in accordance with Section 3(c)), payable within 30 days after annual bonuses in respect of the year of termination are generally paid to senior executives of the Company, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment;

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) By the Company without Cause or Resignation by Executive as a result of Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive as a result of a Constructive Termination.

(ii) For purposes of this Agreement, a “Constructive Termination” shall be deemed to have occurred upon (A) the failure of the Company to pay or provide or cause to be paid or provided Executive’s Base Salary or Annual Bonus (if any) when due hereunder or any reduction in Base Salary or Target Annual Bonus (as a percentage of Base Salary); (B) a relocation of Executive’s principal place of business which will result in an increase by more than fifty (50) miles in Executive’s one-way commute; (C) a reduction in Executive’s title or a material reduction in the nature, status and scope of Executive’s authorities, duties and responsibilities (measured in the aggregate); (D) Executive not being promptly appointed to the Board following the Effective Date or Executive being involuntarily removed from the Board during the Term; (E) the failure of a successor employer to the Company to assume this Agreement in writing; (F) the Company’s delivery of a Notice pursuant to Section 1 to not extend the Employment Term; or (G) Executive’s not being the Chief Executive Officer of the operating entity following the occurrence of a Change of Control (as defined in the Securityholders Agreement, among Holdings and the other parties thereto (including Executive)); provided that (i) the events described in this Section 7(c)(ii) shall constitute a Constructive Termination only if the Company fails to cure such event within 30 days after Notice is given by Executive specifying in reasonable detail the event which constitutes Constructive Termination, (ii) any acquisition, combination, joint venture, divestiture or separation of one or more business lines or assets of the Company and its subsidiaries shall not give rise to “Constructive Termination” under clauses (B)-(G) if Executive continues to be the Chief Executive Officer of the portion of the business that includes the Company’s infusion businesses and (iii) “Constructive Termination” shall cease to exist for an event on the 90th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company Notice thereof prior to such date.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns as a result of a Constructive Termination, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) a pro rata portion of an Annual Bonus (if otherwise payable in accordance with Section 3(c)), payable within 30 days after annual bonuses in respect of the year of termination are generally paid to senior executives of the Company, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment;

(C) subject to Executive’s compliance with the provisions of Sections 8 and 9, the payment of an aggregate amount equal to the product of (x) two and (y) the sum of (1) the annual Base Salary amount plus (2) an amount equal to (a) if the employment termination occurs on or prior to December 31, 2014, the Target Annual Bonus or (b) if the employment termination occurs after December 31, 2014, the average of Executive’s Annual Bonuses payable pursuant to Section 3(b) for the immediately preceding two fiscal years, which aggregate amount shall be payable to Executive in equal installments in accordance with the Company’s normal payroll practices, as in effect on the date of the termination of Executive’s employment, over twenty-four months after the date of such termination;

provided that the aggregate amount described in this clause (C) shall be reduced by the present value of any other cash severance benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates; and

(D) a lump sum payment equal to 24 times the monthly cost of COBRA continuation coverage under the Company’s group health plans.

Amounts payable to Executive under subparagraphs (B), (C) and (D), above, are subject to Executive providing a release of all claims to the Company in the form attached hereto as Exhibit A (with any changes necessary to comply with applicable law and/or make the release legally enforceable in the reasonable judgment of the Company) no later than the 59th day following termination of employment (and the Company may, at its sole election, defer the payment of any such amount until the 60th day following termination of employment). Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation as a result of a Constructive Termination, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Expiration of Employment Term.

(i) Election Not to Extend the Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is terminated pursuant to paragraphs (a), (b) or (c) of this Section 7, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights. Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 7(d)(i) and subject to the provisions of paragraphs (a), (b) or (c) of this Section 7 as may apply, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided, that the provisions of Sections 8, 9 and 10 of this Agreement, and any accrued and vested rights of Executive as of the last day of the Employment Term, shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

(e) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 11(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a Notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(f) Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates.

8. Non-Competition.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i) Executive will not, within twenty-four months following the termination of Executive’s employment with the Company (the “Post-Termination Period”) or during the Employment Term (collectively with the Post-Termination Period, the “Restricted Period”), accept an employment or consulting relationship (or own or have any financial interest in), directly or indirectly, with any entity which derives at least 10% of its revenue from engaging in the business of home respiratory therapy, home infusion therapy, and home medical equipment that is competitive with the Company and its subsidiaries within the United States (a “Competitive Business”).

(ii) During the Restricted Period, Executive will not initiate or respond to communications with any of the employees of the Company or its subsidiaries who earned annually $50,000 or more as a Company or subsidiary employee during the twelve-month period prior to the termination of such employee’s employment with the Company, for the purpose of soliciting such employee, or facilitating the hiring of any such employee, to work for any other business, individual, partnership, firm, corporation, or other entity.

(iii) During the Restricted Period, Executive will not influence or attempt to influence customers of the Company or its subsidiaries or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

(iv) During the Restricted Period, Executive will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company or its affiliates, or that is or reasonably would be expected to be damaging to the reputation of the Company or its affiliates.

Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Section 8 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

9. Confidentiality.

(a) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(b) “Confidential Information” shall not include any information that is (a) a matter of public knowledge; (b) is independently developed by a person not a party to this Agreement without the use, directly or indirectly, of Company information; (c) was in Executive’s possession prior to providing services for the Company, provided that said information was not obtained from the Company; (d) is information of a general nature that could reasonably be acquired by Executive if employed by a similar business as Company; (e) is obtained by Executive from a third party not subject to any confidentiality obligation to the Company; or (f) is required to be disclosed by law or the order of any court or governmental agency, or in any litigation or similar proceeding; provided that prior to making any such required disclosure, Executive shall notify the Company in sufficient time to permit the Company to seek an appropriate protective order.

(c) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided, that Executive may disclose to any prospective future employer the notice provisions of Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.

(d) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and Executive’s rolodex (or other physical or electronic address book); and (z) fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information not within Executive’s possession or control of which Executive is or becomes aware. Notwithstanding the foregoing, Executive may retain Executive’s rolodex and similar address books. To the extent that Executive is provided with a cell phone number by the Company during employment, the Company shall cooperate with Executive in transferring such cell phone number to Executive’s individual name following termination.

(e) The provisions of Section 8, 9 and 10 shall survive the termination of Executive’s employment for any reason.

10. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8 or 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek a temporary or permanent injunction or any other equitable remedy which may then be available.

11. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (provided that if Executive’s principal place of employment is moved to another state, then such state’s laws shall apply for so long as such principal place of employment is located in such state), without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.

(b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement, and all of the respective parties rights and duties hereunder, shall be assignable or delegable only pursuant to a written agreement executed by both parties hereto. Upon such assignment, the rights and obligations of the respective parties hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f) Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor.

(g) Compliance with IRC Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A) (the “Delay Period”), and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board in consultation with Executive, that does not cause such an accelerated or additional tax. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of this Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 11(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

(h) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death prior to receipt of all amounts payable to Executive (including any unpaid amounts due under Section 7), such amounts shall be paid to Executive’s beneficiary designated by him by Notice to the Company or, in the absence of such designation, to Executive’s estate.

(i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that Notice of change of address shall be effective only upon receipt (each such communication, “Notice”).

If to the Company, addressed to:

Apria Healthcare Group Inc.

26220 Enterprise Court

Lake Forest, California 92630

Attention: General Counsel

with a copy which shall not constitute Notice to:

The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: Neil P. Simpkins

with a copy which shall not constitute Notice to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attention: Gregory Grogan

If to Executive, to the most recent address of Executive set forth in the personnel records of the Company, with a copy which shall not constitute Notice to:

Finck & Dadras LLP

100 Spear Street, Suite 700

San Francisco, CA 94105

Attention: Kevin W. Finck

(j) Executive Representation. Executive hereby represents to the Company that, to the best of Executive’s knowledge, the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, including any prior employment agreement or separation agreement with another employer of Executive. The Company acknowledges that it has received and reviewed the Separation Agreement between Executive and Omnicare, Inc., including the non-compete provisions contained therein, and, to the best of the Company’s knowledge, Executive’s position as currently contemplated by the Board would not violate said provisions.

(k) Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

(l) Indemnification and Enforcement Costs. The Company shall indemnify and hold harmless Executive for all claims asserted against Executive as an employee or director of the Company to the fullest extent permitted by the Company’s charter, by-laws and applicable law. The Company shall also maintain and cover Executive under one or more contract(s) of directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement and Executive’s employment, to the same extent as the Company covers its other officers and directors. The Company shall engage and pay legal counsel selected by it (but reasonably satisfactory to Executive) to defend or prosecute any claims involving Executive (whether initiated by Executive or a third party) with respect to Executive’s rights and obligations under the agreement referenced in Section 11(j); provided that the Company’s total costs for legal counsel shall be subject to the cap previously communicated in writing between counsel to the Executive and Company counsel and any litigation counsel shall jointly represent the Company and Executive to the extent the interests of Executive and the Company are not in conflict (in the judgment of such counsel) (provided further that to the extent there are conflicts that are not waived by the parties, the Company shall retain separate counsel at its expense). In the event of the bringing of any action, proceeding, arbitration or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements, or provisions arising out of this Agreement, the prevailing party shall be entitled to recover all reasonable costs and expenses of that action or suit, or at trial, arbitration or on appeal, and in collection of judgment, including reasonable attorneys’ fees, accounting, and other professional fees resulting therefrom.

(m) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company and its affiliates. This provision shall survive any termination of this Agreement.

(n) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(o) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

APRIA HEALTHCARE GROUP INC.

By:
Title:

EXECUTIVE

JOHN G. FIGUEROA

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims is entered into by John G. Figueroa (“Executive”).

WHEREAS, Executive and Apria Healthcare Group Inc. with offices at                      (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) dated November 29, 2012 that provides Executive certain severance and other benefits in the event of an involuntary termination of Executive’s employment without Cause or Executive’s resignation of employment due to a Constructive Termination (each term as defined under the Employment Agreement);

WHEREAS, Executive’s employment has so terminated; and

WHEREAS, pursuant to Section 7(c)(iii) of the Employment Agreement, a condition of Executive’s entitlement to certain severance and other benefits thereunder is his agreement to this Release of Claims.

NOW, THEREFORE, in consideration of the severance and other benefits provided under Section 7(c)(iii)(B), (C) and (D) of the Employment Agreement, Executive agrees as follows:

1. Executive, for himself and his heirs, executors and administrators, hereby fully and finally waives, discharges and releases the Company, including each of the Company’s past, current and future parents, subsidiaries, and affiliates, and its and their shareholders, members, directors, officers, and employees (“Released Parties”), from any and all claims arising on or prior to the date hereof relating to his employment with the Company or his termination therefrom, whether now known or later discovered, which he or anyone acting on his behalf might otherwise have had or asserted, including, but not limited to, any express or implied contract of employment claims, any tort claims, claims under Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act of 1993, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, Americans with Disabilities Act of 1991, as amended, the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, the laws, including the labor laws of any state, and all claims under related common law, statutes, and executive orders at the federal, state and local levels of government, and any claims to any benefits from employment with the Company, including, but not limited to, claims for salary, bonuses, unvested stock options, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended, other than: (i) those benefits set forth in Section 7(c)(iii) of the Employment Agreement, (ii) all rights and benefits as a member of the Company or as the holder of any equity security or any other equity interest in the Company, and (iii) any claims for accrued and vested benefits under any of the Company’s employee retirement and welfare benefit plans. In addition, Executive represents that no incident has occurred during his employment with the Company that could form the basis for any claim by him against the Company under the worker’s compensation laws of any jurisdiction. For the avoidance of doubt, the foregoing does not constitute a release of any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of his affiliates and the Company and any of its affiliates.

2. Executive affirms that he has read the following quotation of the language of Section 1542 of the California Civil Code, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Executive expressly waives any rights that he may have under Section 1542 to the full extent that he may lawfully waive such rights pertaining to a general release of claims, and he affirms that he releases all known or unknown claims that he have or may have against the Company or any of the Released Parties as stated in this Release of Claims.

3. Executive represents that he has not brought any charges, claims, demands, suits or actions, known or unknown, in any forum, against the Released Parties related to his employment or his termination (excluding any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of his affiliates and the Company and any of its affiliates); provided, however, that Executive shall not be prevented from enforcing any rights he may have under the terms of this Release of Claims or in respect of any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of his affiliates and the Company and any of its affiliates.

4. Executive acknowledges that he is subject to a confidentiality covenant pursuant to Section 9 of the Employment Agreement and a noncompetition and non-solicitation covenant pursuant to Section 8 of the Employment Agreement and hereby reaffirms his obligations thereunder.

5. EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO SIGNING THIS AGREEMENT AND THAT HE HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL AS HE DEEMED APPROPRIATE. IN ADDITION, EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN PROVIDED WITH A PERIOD OF UP TO TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS RELEASE. FURTHER, EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF HIS RIGHT TO REVOKE THIS AGREEMENT DURING THE SEVEN (7) DAY PERIOD FOLLOWING EXECUTION HEREOF, AND THAT THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

6. Nothing contained herein shall be construed as an admission by the Company of any liability of any kind to Executive, all such liability being expressly denied except for obligations of the Company imposed by the Employment Agreement which survive pursuant to this Release of Claims.

John G. Figueroa

Date: , 20